Exhibit 3.4

AMENDED AND RESTATED

BYLAWS

OF

BEST WESTERN INTERNATIONAL, INC.

An Arizona corporation

(Adopted as of [December 1, 2018])

ARTICLE I

OFFICES

Section 1. Offices. Best Western International, Inc. (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Arizona, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings. The Board of Directors may designate a place, if any, either within or outside the State of Arizona, as the place of meeting for any annual meeting or for any special meeting of shareholders.

Section 2. Annual Meeting. An annual meeting of the shareholders shall be held at such date and time as is specified by resolution of the Board of Directors. At the annual meeting, shareholders shall elect directors to succeed those whose terms expire at such annual meeting and transact such other business as properly may be brought before the annual meeting pursuant to Section 10 of this ARTICLE II of these Amended and Restated Bylaws (these “Bylaws”). The Board of Directors may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the Board of Directors.

Section 3. Special Meetings. Subject to the requirements of applicable law (meaning, here and hereinafter, as required from time to time by the law of the State of Arizona, including any applicable provision of Chapters 1 through 17 of Title 10 of the Arizona Revised Statutes, or any successor statute, as from time to time amended and in effect (the “Arizona Business Corporation Act”)), special meetings of shareholders of the Corporation shall be called (a) by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (b) by the holders of at least 10% of the outstanding shares of common stock of the Corporation (the “Common Stock”) who sign, date and deliver to the Chairman of the Board, Vice Chairman of the Board, or Secretary of the Corporation one or more written demands for the meeting describing the purpose or purposes for which the meeting is to be held, as properly may be brought before a special meeting pursuant to Section 10(a)(iii) of this ARTICLE II and, in the case of a special meeting being called for the purpose of filling a vacancy on the Board of Directors, Section 10(b) of this ARTICLE II and Section 15(a) of ARTICLE III. Any business transacted at any special meeting of shareholders shall be limited to the purpose or purposes stated in the notice of the meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of shareholders previously scheduled by the Board of Directors.

Section 4. Notice of Meetings. Whenever shareholders are required or permitted to take action at a meeting, notice of the meeting shall be given that shall state the place, if any, date, and time of the meeting of the shareholders, the means of remote communications, if any, by which shareholders and proxyholders not physically present may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting, except as otherwise provided herein or required by law or the Corporation’s Articles of Incorporation as then in effect (the “Articles of Incorporation”).

(a) Form of Notice. All such notices shall be delivered in writing or in any other manner permitted by the Arizona Business Corporation Act. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the shareholder at his, her or its address as the same appears on the records of the Corporation. If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the shareholder has consented to receive notice by facsimile. Subject to the limitations of Section 4(c) of this ARTICLE II, if given by electronic transmission, such notice shall be deemed to be delivered: (i) by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the shareholder. An affidavit of the Secretary or an Assistant Secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b) Waiver of Notice. Whenever notice is required to be given under any provisions of the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the shareholder entitled to notice, or a waiver by electronic transmission given by the shareholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the shareholders of the Corporation need be specified in any waiver of notice of such meeting. Attendance of a shareholder of the Corporation at a meeting of such shareholders shall constitute a waiver of notice of such meeting, except when the shareholder takes certain actions to preserve his/her/its objections as described in the Arizona Business Corporation Act.

(c) Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to shareholders of the Corporation pursuant to the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws, any notice to shareholders of the Corporation given by the Corporation under any provision of the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder of the Corporation to whom the notice is given. Any such consent shall be deemed revoked if: (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

Section 5. List of Shareholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make available, no later than two business days after notice of a meeting of shareholders has been given, a complete list of the shareholders entitled to vote at the meeting. The list shall be arranged in alphabetical order, and by voting group, and within each voting group, by class or series of shares, and show the address of each such shareholder and the number of shares registered in the name of each such shareholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any shareholder, beginning two business days after notice of the meeting for which the list was prepared and continuing through the meeting at the Corporation’s principal office, the office of the Corporation’s transfer agent if specified in the meeting notice or at another place identified in the meeting notice in the city where the meeting will be held. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall be the only evidence as to who are the shareholders entitled to examine the list of shareholders required by this Section 5 or to vote in person or by proxy at any meeting of shareholders.

Section 6. Quorum. The holders of 10% of the voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders, except as otherwise provided by law, by the Articles of Incorporation or these Bylaws. If a quorum is not present, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place from time to time until a quorum shall be present or represented by proxy. A quorum once established at a meeting shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 7. Adjourned Meetings. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place. Except as otherwise provided below, when a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 days nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 8. Vote Required. When a quorum has been established, all matters other than the election of directors, the amendment of the Articles of Incorporation or the Bylaws, or any other matters for which the affirmative vote of a majority of the total voting power is required under the Arizona Business Corporation Act, shall be determined by the affirmative vote of a majority of the votes cast of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, provided, at least thirty-three and one-third percent (33- 1/3%) of the voting power vote in favor, unless by express provisions of an applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, any regulation applicable to the Corporation or its securities, the Articles of Incorporation or these Bylaws, a minimum or different vote is required, in which case such express provision shall govern and control the vote required on such matter. Directors shall be elected in the manner set forth in the Articles of Incorporation.

Section 9. Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 10. Advance Notice of Shareholder Business and Director Nominations.

(a) Business at Meetings of Shareholders.

(i) Only such business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 10(b) of this ARTICLE II) shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting (A) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (B) by or at the direction of the Board of Directors or any committee thereof, or (C) by any shareholder of the Corporation who (1) was a shareholder of record at the time of giving of notice provided for in Section 10(a)(iii) of this ARTICLE II and at the time of the meeting, (2) is entitled to vote at the meeting and

(3) complies with the notice procedures set forth in Section 10(a)(iii) of this ARTICLE II. For the avoidance of doubt, the foregoing clause (C) of this Section 10(a)(i) shall be the exclusive means for a shareholder to propose such business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) before an annual meeting of shareholders.

(ii) For any business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 10(b) of this ARTICLE II) to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form as described in Section 10(a)(iii) of this ARTICLE II to the General Counsel of the Corporation; any such proposed business must be a proper matter for shareholder action and the shareholder and the Shareholder Associated Person (as defined in Section 10(d) of this ARTICLE II) must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in Section 10(a)(iii) of this ARTICLE II) required by these Bylaws. To be timely, a shareholder’s notice for such business must be received by the Corporation at the principal executive offices of the Corporation in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders (which date shall, for purposes of the Corporation’s first annual meeting of shareholders after the adoption of these Bylaws, be deemed to have occurred on [●], 2018); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Corporation’s first annual meeting of shareholders after the adoption of these Bylaws), such shareholder’s notice must be delivered by the later of the 10th day following the date of the announcement of the date of the annual meeting is first made and the date which is 90 days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notices delivered pursuant to Section 10(a) of this ARTICLE II will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day).

(iii) To be in proper written form, a shareholder’s notice to the Corporation must set forth as to each matter of business the shareholder proposes to bring before the annual meeting or a special meeting, as applicable:

(A) a brief description of the business desired to be brought before such meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend these Bylaws, the specific language of the proposed amendment, and in each case other than, for the avoidance of doubt, nominations of persons for election to the Board of Directors, a written petition signed by at least 150 shareholders requesting any such resolutions, actions or amendments) and the reasons for conducting such business at such meeting,

(B) the name and address of the shareholder proposing such business, as they appear on the Corporation’s books, the name and address (if different from the Corporation’s books) of such proposing shareholder, and the name and address of any Shareholder Associated Person,

(C) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such shareholder or by any Shareholder Associated Person,

(D) a description of all arrangements or understandings between or among such shareholder or any Shareholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder, any Shareholder Associated Person or such other person or entity in such business,

(E) a representation that such shareholder is a shareholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to bring such business before the meeting,

(F) any other information related to such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such shareholder or Shareholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and

(G) a representation as to whether such shareholder or any Shareholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from shareholders in support of the proposal (such representation, a “Solicitation Statement”). In addition, any shareholder who submits a notice pursuant to Section 10(a) of this ARTICLE II is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 10(c) of this ARTICLE II.

(iv) Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 10(b) of this ARTICLE II) shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 10(a) of this ARTICLE II.

(b) Nominations of Directors for Meetings of Shareholders.

(i) General. Beginning with the election of directors at the annual meeting of shareholders in 2019 pursuant to the Articles of Incorporation or an earlier vacancy on the Board of Directors, only persons who are nominated in accordance and compliance with the procedures set forth in this Section 10(b) shall be eligible for election to the Board of Directors at a meeting of shareholders.

(ii) Qualifications. The following are qualifications to seek election as a director (a “Candidate”) and to remain qualified to serve as a director with respect to directors elected by shareholders of Series A-1 through Series A-7 of Common Stock

(A)

Stock Ownership. A Candidate or a director must own shares of the series of Common Stock that correspond to the District that the Candidate seeks to represent or that the director represents. “District” means a geographic area in which the Corporation licenses its trademarks for franchise properties in North America as set forth in the Articles of Incorporation. “Best Western-branded Property” shall mean a hotel that is operated pursuant to a franchise agreement between a franchisee and the Corporation or its subsidiary.

(B)	Equity Interest in Best Western-branded Property.

1.	A Candidate must own, and must have owned for at least the two years prior to seeking election, at least a 25% equity interest in an owned Best Western-branded Property or Properties.

2.	A Candidate must own and continue to own through the election process at least a 10% equity interest in an owned Best Western-branded Property in the District the Candidate seeks to represent.

3.	A director must continuously own at least a 25% equity interest in an owned Best Western-branded Property or Properties.

4.	A director must continuously own at least a 10% equity interest in an owned Best Western-branded Property in the District that the director represents.

5.

A Candidate or a director may satisfy the 25% equity interest ownership requirement by adding together Best Western-branded Property equity interest ownerships so long as each added equity interest is at least 10%.

(C)

With respect to Sections 10(b)(ii)(B)(2)-(5) of this ARTICLE II above, a Candidate or a director must be and must remain the natural person designated by a shareholder to vote its shares for any Best Western-branded Property or Properties relied upon to satisfy the equity interest ownership requirement.

(D)

A Candidate or a director, as applicable, must reside in the District that corresponds to the series of Common Stock entitled to elect a director in such District that the Candidate seeks to represent and the director represents.

(E)	A Candidate has not been convicted of a felony, a crime involving fraud or falsehoods, or a crime related to the operations of a hotel or to the lodging industry.

(F)

(1) with regard to Best Western-branded Properties in which a Candidate or a director has an ownership interest, they must cumulatively have and maintain a quality assurance average score, measured using the three (3) most recent assessments for each Best Western-branded Property, that is at or above the previous year’s North American average; and (2) the Board of Directors shall establish a policy of enforcing this requirement consistent with the Corporation’s franchise agreements.

(G)

Equity interest ownership can be established by a Best Western-branded Property that is in a closely held family trust that is for the benefit of the Candidate or director, and a parent, spouse, child or blood-related brother or sister.

(H)	Equity interest in a Best Western-branded Property shall be established by providing, at a minimum:

1.	Recorded title to the property;

2.	Relevant corporate filings showing ownership interest among owners, partners, members or shareholders;

3.	Relevant tax filings; and

4.	Any relevant agreements or trust documents among owners, partners, members or shareholders.

(I)	Residence shall be established by providing documentation, at a minimum, of the following:

1.	A permanent personal dwelling in the District;

2.	A valid state or province driver’s license or identification reflecting a permanent personal dwelling in the District; and

3.	A valid state or province tax return from the previous year reflecting a permanent personal dwelling in the District.

(J)	Failure to provide such equity interest ownership or residence documentation shall constitute a presumption that the Candidate or the director is not qualified to serve.

(K)

Felonies and crimes involving fraud or falsehoods or related to the operations of a hotel or to the lodging industry may be established through a search of public records, to include but not be limited to court records. The existence of any such record shall constitute a presumption that the Candidate or director is not qualified to serve.

(L)

Directors shall certify annually their continued qualification to serve as a director. The General Counsel of the Corporation (the “General Counsel”) may request and a director shall provide any documents and information reasonably required to evaluate and verify the annual certification. Within the scope of the evaluation and verification, directors shall execute all documents requested by the General Counsel related to the obtaining of relevant documents and information.

(iii) Timing of Nominations. Nominations for directors shall be made at the annual meeting of the shareholders only by any shareholder who (A) was a shareholder of record at the time of giving the notice and at the time of the annual meeting and (B) is entitled to vote for the Candidate at the meeting. Further, in order for a Candidate to be nominated, the shareholder nominating the Candidate (who may be the Candidate) shall have complied with the following procedures:

(A)

The shareholder must deliver a notice for the nomination of the Candidate to the General Counsel at the principal executive offices of the Corporation in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding years’ annual meeting of the shareholders (which date shall, for the purposes of the Corporation’s first annual meeting of shareholders after the adoption of these Bylaws, be deemed to have occurred on [●], 2018); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year, such shareholder’s notice must be delivered by the later of the 10th day following the date of the announcement of the date of the annual meeting is first made and the date which is 90 days prior to the date of the annual meeting. In no event shall the adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of the shareholder’s notice as described above. Notices delivered pursuant to this Section 10(b)(iii)(A) will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day).

(B)	To be in proper written form, a shareholder’s notice to the General Counsel of a director nomination shall set forth the following:

1.	The name, age, business address and residence address of the Candidate;

2.	The principal occupation or employment of the Candidate;

3.	The series and number of shares of Common Stock which are directly or indirectly owned beneficially or of record by the Candidate;

4.	The date such shares were acquired and the investment intent of such acquisition;

5.	The District for which the Candidate is to be nominated;

6.

Any other information relating to the Candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies or consents for a contested election (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder (including such person’s written consent to be named in the proxy statement as a Candidate, if applicable, and to serving as a director if elected);

7.	This item (7) through item (12) as to the shareholder giving the notice, the name and address of such shareholder;

8.	The series of Common Stock which are directly or indirectly held of record or beneficially owned by such shareholder;

9.	A description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between such shareholder and the Candidate;

10.

A representation that such shareholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the Candidate named in the shareholder’s notice;

11.

Any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies or consents for a contested election (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder; and

12.

A representation as to whether such shareholder intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the shareholder to elect the Candidate or otherwise to solicit proxies or votes from shareholders in support of the nomination.

(C)

Except in the case of a vacancy occurring on the Board of Directors as described in Section 15 of ARTICLE III, the shareholder filing a written notice for the nomination of the Candidate pursuant to Section 10(b)(iii)(A) of this ARTICLE II shall include in such shareholder’s notice the following:

1.

A written statement signed by the Candidate: (i) agreeing to accept the nomination; (ii) certifying qualifications of Section 10(b)(ii) of this ARTICLE II and (iii) certifying there is neither a presently serving director whose term does not expire during that year nor a candidate in any District who is affiliated, directly or indirectly, with a Best Western-branded Property which the certifying Candidate represents.

2.

A summary of the Candidate’s relevant background (to include all past and present Best Western-branded Property equity interests, education, work experience, experience with the Corporation, and whether the Candidate has filed for personal bankruptcy protection, or has been a director, executive officer or general partner of a business which has filed for bankruptcy protection, in the prior 10 years). This information shall be provided to the shareholders in the respective District.

3.

Documentation supporting qualifications of Section 10(b)(ii) of this ARTICLE II. The burden of proof is on the Candidate to establish by a preponderance of the evidence that the Candidate is qualified in accordance with Section 10 of this ARTICLE II. The General Counsel may request and the Candidate shall provide any documents and information relevant to determining qualification. The Candidate shall execute all documents requested by the General Counsel related to the obtaining of relevant evidence. Within 7 days of the receipt of the required documentation, the General Counsel shall determine whether the information provided supports the certification. If the General Counsel concludes that the information provided does not support the certification, the General Counsel shall promptly make a full report with detailed explanation to the Board of Directors. The Candidate will not be eligible to be nominated unless at least five directors vote in favor of accepting the information as supporting the certification.

(c) Update and Supplement of Shareholder’s Notice. Any shareholder who submits a notice of proposal for business or nomination for election pursuant to this Section 10 is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the shareholders entitled to notice of the meeting of shareholders and as of the date that is 10 business days prior to such meeting of the shareholders or any adjournment or postponement thereof, and such update and supplement shall be received by the General Counsel at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting of shareholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of shareholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting of shareholders or any adjournment or postponement thereof).

(d) Definitions. For purposes of this Section 10, the term “Shareholder Associated Person” of any shareholder means (A) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) any beneficial owner of shares of stock of the Corporation owned of record by such shareholder, or (C) any person directly or indirectly controlling, controlled by or under common control with such shareholder.

(e) Submission of Questionnaire, Representation and Agreement. To be qualified to be a Candidate, a Candidate must deliver (in the case of a Candidate nominated by a shareholder in accordance with Section 10(a) of this ARTICLE II, within the time periods prescribed for delivery of notice) to the General Counsel at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the General Counsel upon written request) and a written representation and agreement (in the form provided by the General Counsel upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) if elected as a director, would be in compliance, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may also require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve either as a director of the Corporation or as an independent director of the Corporation under applicable Securities and Exchange Commission and stock exchange rules, if and to the extent they are applicable, and the Corporation’s publicly disclosed corporate governance guidelines, or that could be material to a reasonable shareholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee, as determined in the Board of Directors’ sole discretion.

(f) Authority of Chairman; General Provisions. Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether any nomination or other business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in these Bylaws (including whether the shareholder or Shareholder Associated Person, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by Section 10(a)(iii)(G) or Section 10(b)(iii)(B)(12) of this ARTICLE II), as appropriate, and, if any nomination or other business is not made or brought in compliance with these Bylaws, to declare that such nomination or proposal of other business be disregarded and not acted upon. Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 10, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(g) Compliance with Exchange Act. Notwithstanding the foregoing provisions of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules, regulations and schedules promulgated thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules, regulations and schedules promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to this Section 10.

(h) Effect on Other Rights. Nothing in these Bylaws shall be deemed to (A) affect any rights of the shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any shareholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, except as set forth in the Articles of Incorporation or these Bylaws or (C) limit the exercise, the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, which rights may be exercised without compliance with the provisions of this Section 10.

Section 11. Fixing a Record Date for Shareholder Meetings. In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may fix, except as otherwise required by law, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in conformity herewith; and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the foregoing provisions of this Section 11 at the adjourned meeting.

Section 12. Action by Shareholders Without a Meeting. So long as shareholders of the Corporation have the right to act by written consent in accordance with the Articles of Incorporation, the following provisions shall apply:

(a) Record Date. For the purpose of determining the shareholders entitled to consent to corporate action in writing without a meeting as may be permitted by the Articles of Incorporation, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date on which the resolution fixing the record date is adopted by the Board of Directors. Any shareholder of record seeking to have the shareholders authorize or take action by written consent shall, by written notice to the General Counsel of the Corporation, request that the Board of Directors fix a record date, which notice shall include the text of any proposed resolutions. If no record date has been fixed by the Board of Directors pursuant to this Section 12(a) or otherwise within 10 days of receipt of a valid request by a shareholder, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required pursuant to applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation pursuant to Section 12(b) of this ARTICLE II; provided, however, that if prior action by the Board of Directors is required by applicable law, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall in such an event be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b) Generally. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of shareholders to take such action are delivered to the Corporation, in the manner required by this Section 12, within 60 days of the date of the earliest dated consent delivered to the Corporation in the manner required by applicable law. The validity of any consent executed by a proxy for a shareholder pursuant to an electronic transmission transmitted to such proxy holder by or upon the authorization of the shareholder shall be determined by or at the direction of the Secretary. A written record of the information upon which the person making such determination relied shall be made and kept in the records of the proceedings of the shareholders. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of shareholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given by the Corporation (at its expense) to those shareholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consent signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 13. Conduct of Meetings.

(a) Generally. Meetings of shareholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence or disability, by the Vice Chairman of the Board, or in the Vice Chairman’s absence or disability, by the Secretary-Treasurer of the Board or, in the Secretary-Treasurer’s absence or disability, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence or disability the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The chairman of the meeting shall have the power, right and authority, for any or no reason, to convene, recess and/or adjourn any meeting of shareholders.

(c) Inspectors of Elections. The Corporation may, and to the extent required by law shall, in advance of any meeting of shareholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballot shall be counted by a duly appointed inspector or duly appointed inspectors.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by the Articles of Incorporation or these Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws required to be exercised or done by the shareholders.

Section 2. Number of Directors. The number of directors which shall constitute the Board of Directors shall initially be seven, as set forth in the Articles of Incorporation, and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors, provided it shall not be less than the number of directors required nor more than the number of directors permitted by the Articles of Incorporation.

Section 3. Annual Meetings. The annual meeting of the Board of Directors shall be held immediately after, and at the same place as, the annual meeting of shareholders. In the event that the annual meeting of shareholders takes place telephonically or through any other means by which the shareholders do not convene in any one location, the annual meeting of the Board of Directors shall be held at the principal offices of the Corporation immediately after the annual meeting of the shareholders.

Section 4. Regular Meetings and Special Meetings. Regular meetings, other than the annual meeting, of the Board of Directors may be held at such time and at such place as shall from time to time be determined by resolution of the Board of Directors and publicized among all directors. Special meetings of the Board of Directors may be called by the Chairman of the Board upon the written request of any three directors (which three directors may include the Chairman of the Board), and shall be held at the place, if any, on the date and at the time as they shall fix. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 5. Notice of Meetings. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice is required, shall be given by the Secretary as provided in this Section 5. Such notice shall state the date, time and place, if any, of the meeting. Notice of the annual meeting of the Board of Directors shall be given to the members of the Board of Directors and the shareholders at least 30 days prior to the annual meeting. Notice of any special meeting of the Board of Directors, and of any regular meeting of the Board of Directors for which notice is required to be given to directors, shall be given to each director at least (a) 24 hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission, email or similar means or (b) five days before the meeting if delivered by mail to the director’s residence or usual place of business. Notices to directors and shareholders provided in this Section 5 shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, electronic transmission, email or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 6. Waiver of Notice. Any director may waive notice of any meeting of directors by a writing signed by the director or by electronic transmission. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 7. Officers of the Board, Quorum, Required Vote and Adjournment.

(a) Chairman of the Board. The Board of Directors shall annually elect, by the affirmative vote of a majority of the directors then in office, a Chairman of the Board. The Chairman of the Board must be a director and shall not be an officer of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board of Directors, he or she shall perform all duties and have all powers which are commonly incident to the position of Chairman of the Board or which are delegated to him or her by the Board of Directors, preside at all meetings of the shareholders and Board of Directors at which he or she is present and have such powers and perform such duties as the Board of Directors may from time to time prescribe. No person shall serve more than one year as Chairman of the Board unless elected to an additional term by the unanimous vote of the Board of Directors.

(b) Vice Chairman of the Board. The Board of Directors shall annually elect, by the affirmative vote of a majority of the directors then in office, a Vice Chairman of the Board.

The Vice Chairman of the Board must be a director and shall not be an officer of the Corporation. The Vice Chairman of the Board shall perform such duties and have such authorities as described in these Bylaws and as determined by resolution of the Board of Directors.

(c) Secretary-Treasurer of the Board. The Board of Directors shall annually elect, by the affirmative vote of a majority of the directors then in office, a Secretary-Treasurer of the Board. The Secretary-Treasurer of the Board must be a director and shall not be an officer of the Corporation. The Secretary-Treasurer of the Board shall perform such duties and have such authorities as described in these Bylaws and as determined by resolution of the Board of Directors.

(d) Quorum, Required Vote and Adjournment. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Vice Chairman of the Board shall preside at such meeting, and, if the Vice Chairman is not present at such meeting, the Secretary-Treasurer of the Board shall preside at such meeting and, if the Secretary-Treasurer of the Board is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside. At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Articles of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The vote of at least five (5) of the seven (7) members of the Board of Directors representing Districts shall be required to approve a new franchisee. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Conduct of Meetings. At least 10 days prior to each regular meeting of the Board of Directors, a written agenda setting forth each item to be presented at the meeting shall be prepared and made available to each director and to any shareholder upon request. Action at any regular meeting of the Board of Directors shall be limited to action on those items set forth in the agenda, except for such matters as the Chairman of the Board and at least two other directors certify in writing to involve a bona fide emergency requiring immediate action of the Board of Directors. All meetings of the Board of Directors shall be open to any shareholder except that the Board of Directors may convene a closed executive session for the purpose of considering personnel matters, considering confidential issues dealing with specific franchisees or shareholders, considering matters that involve information with respect to the Corporation’s trade secrets, considering matters that, if disclosed, could cause risk of harm to the Corporation, receiving legal advice or for any other matter which, to avoid legal liability, may require confidential treatment. The Board of Directors may convene an executive session only upon the affirmative roll-call of at least 80% of the then serving members of the Board of Directors. Action of the Board of Directors may only be taken by recorded roll-call vote and the vote of each director on each issue must be recorded. Shareholders shall have the right to address the Board of Directors at each regular meeting. The Board of Directors shall keep detailed minutes of all meetings, including minutes of the general nature of discussions in executive sessions, which minutes shall be available to the shareholders upon request. The Board of Directors may keep detailed minutes of proceedings in executive session which shall be considered privileged and not subject to disclosure except upon proper legal authority or court order. An executive session may only occur within a regular or special meeting of the Board of Directors.

Section 9. Committees.

(a) The Board of Directors may designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation, and any committees required by the rules and regulations of such exchange on which any securities of the Corporation are listed. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by applicable law or the Articles of Incorporation, each such committee, to the extent provided by the Arizona Business Corporation Act and in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

(b) Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. All committee matters shall be determined by a majority vote of the members present at a meeting at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Action by Written Consent. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11. Compensation; Reimbursement of Expenses. Directors shall receive an annual fee for their services to the Corporation, including for attendance of meetings of the Board of Directors or participation on any committees. The annual fee shall be adjusted annually, as appropriate, to account for inflation. The Board of Directors shall have the authority to fix the reimbursement of business and travel expenses for each day a director (i) is away from both the director’s principal place of business and the director’s primary personal residence and (ii) is performing services on behalf of the Corporation. For such reimbursement of business and travel expenses, the director must provide the Corporation with a summary of activities and services performed on behalf of the Corporation and documentation, acceptable for federal income tax purposes, of the expenses incurred.

Section 12. Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 13. Telephonic and Other Meetings. Unless restricted by the Articles of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

Section 14. Election and Term of Office.

(a) The Corporation shall provide a proxy statement to each shareholder in connection with the annual meeting of the shareholders that includes, for the series of Common Stock for which a director is to be elected, the following: (i) a ballot showing the names of all qualified nominees for director for that series; (ii) a summary of each qualified nominee’s relevant background; and (iii) voting instructions indicating the number of responses needed to meet the quorum requirements, stating the percentage of approval necessary to elect a director and specifying the date and time by which votes must be submitted in order to be counted. Each shareholder may vote for one director for the District that corresponds to the series of Common Stock held by such shareholder and for which candidates have been nominated pursuant to the terms of these Bylaws on the ballot provided.

(b) Directors shall be elected by the holders of such series of Common Stock present in person or represented by proxy at the annual meeting of the shareholders and entitled to vote in the election of such directors. The Proxy shall state the deadline for submitting votes, and at such time and date the voting shall close and the voting system data shall be securely and confidentially provided to the transfer agent designated by the Board of Directors from time to time to receive voting data from the electronic or online voting system and to certify the results of votes cast by shareholders pursuant to the Articles of Incorporation and these Bylaws (the “Transfer Agent”). On the same day the Transfer Agent shall certify the results of the vote to the Corporation.

(c) All shareholders shall have the right to challenge any procedure or certification relating to the election of directors. The Transfer Agent shall rule upon each challenge in writing and the ruling of the Transfer Agent shall be final, as shall the Transfer Agent’s certification of the voting results.

(d) The President and Chief Executive Officer, upon receiving the certification of the results of the election, shall send each candidate a copy of the certification and within five days thereafter send a written report of the election results to all shareholders.

Section 15. Newly-Created Vacancies and Directorships.

(a) A vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause occurring within 180 days of the next annual meeting of the shareholders shall, if practicable, be filled at the next annual meeting of the shareholders in accordance with the procedures for director election at an annual meeting of the shareholders. A vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause occurring (i) in such close proximity to the next annual meeting of the shareholders that it is impracticable to fill the vacancy at such meeting or (ii) prior to 180 days before the next annual meeting of the shareholders, shall be filled at a special meeting of shareholders of the applicable series of Common Stock to which the vacancy relates, called by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to Section 3 of this ARTICLE II, and according to the procedures established in this Section 15(a) and in accordance with the Articles of Incorporation and these Bylaws. Notice of the vacancy shall be mailed to the shareholders of the series of Common Stock for which there is a vacancy within 10 days of receipt of notice by any director or the President and Chief Executive Officer of the occurrence of an event that has caused a vacancy. Shareholders of the applicable series of Common Stock may nominate candidates by presenting to the President and Chief Executive Officer, within 30 days of the mailing of the notice, a nominating petition signed by at least five shareholders of such series of Common Stock. Except as otherwise provided in Section 10(b) of ARTICLE II, the proposed candidate shall submit to the President and Chief Executive Officer or his designee all documents required by these Bylaws as if such nomination was being made at an annual meeting pursuant to Section 10(b) of ARTICLE II within 30 days of the mailing of the notice of the vacancy. Voting in a contested election shall be conducted at the special meeting of shareholders as otherwise provided in these Bylaws. The candidate receiving the highest number of votes shall serve the remainder of the term for such director position. In the event only one candidate is eligible for election, following the 30th day after the mailing of the notice of vacancy, the President and Chief Executive Officer shall declare, upon the affirmative vote of a majority of the then serving directors at a meeting of the Board of Directors and without a special meeting of the shareholders, that the candidate is elected to serve the remainder of the term for such director position. The vote by the Board of Directors may be by telephone conference call participated in by a majority of the then serving directors.

(b) Newly created directorships resulting from any increase in the authorized number of directors in the Board of Directors shall be filled by resolution of a majority of the directors then in office. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 16. Director Inspection of Books and Records. Upon written request to the President and Chief Executive Officer, a director shall be provided access to all records of the Corporation. Information contained within employee personnel files, as maintained by the director of human resources, shall not be provided. The Board of Directors may designate other information as confidential.

Section 17. Removal as Not Qualified. In the event that a director elected by shareholders of Series A-1 through A-7 of Common Stock is presumed not qualified to serve based upon the qualifications set forth in Section 10(b)(ii) of ARTICLE II, the director may submit any relevant evidence to establish that he or she is qualified to serve and the following process shall be used to determine what further action, if any, to take:

(1) If the General Counsel determines that there is reasonable cause to believe that a director does not meet the qualification requirements of ARTICLE II (the “Respondent”), the General Counsel shall engage an independent third-party to conduct an inquiry related to the Respondent’s qualifications. The General Counsel shall promptly advise the Board of Directors in writing of the engagement.

(2) The independent third-party shall conduct an impartial investigation regarding the Respondent’s ARTICLE II qualifications. The independent third-party shall consider all competent, relevant evidence. The Board of Directors and the Respondent shall cooperate fully in the investigation and provide any requested relevant documents and information to the independent third-party. Within the scope of the investigation, the Board of Directors and the Respondent shall execute all documents requested by the independent third-party directly related to the obtaining of documents and information.

(3) All reasonable efforts shall be made by the independent third-party to complete the investigation within 30 days of engagement.

(4) The independent third-party shall produce a written report that includes findings of fact and conclusions as to whether the Respondent meets the director qualification requirements of ARTICLE II. The independent third-party shall use a preponderance of the evidence standard.

(5) The written report shall be provided to the General Counsel who shall provide the report to the Board of Directors, including the Respondent, within three business days of receipt.

(6) The General Counsel will present the report at a special meeting of the Board of Directors within 20 days of receipt of the written report.

(7) If the independent third-party concludes that the Respondent meets the director qualification requirements of ARTICLE II, the matter shall be closed and no further action shall be required.

(8) If the independent third-party concludes that the Respondent does not meet a director qualification requirement of ARTICLE II, the Respondent shall be provided notice, and shall have the right to be present and to have counsel present at the special meeting of the Board of Directors at which the report is presented and considered. The special meeting of the

Board of Directors at which the report is presented and considered shall not be less than 20 days after the director is provided notice of the report. Respondent’s counsel shall not have the right to address the Board of Directors; rather, counsel may assist and advise the Respondent. If upon completion of the process the Respondent is not removed, the Respondent will be reimbursed reasonable attorney’s costs and fees; otherwise, counsel shall be at the sole cost of the Respondent.

(9) At the special meeting of the Board of Directors, the Respondent will be allotted a reasonable amount of time to present relevant, competent evidence. The Respondent may also make a statement.

(10) The Board of Directors shall consider the report and all matters presented, and then determine, through vote, whether the matter of the Respondent’s qualifications and possible removal should be submitted to the shareholders for vote. If a majority of the directors then serving (excluding the Respondent) does not vote to submit the matter of the Respondent’s qualifications and possible removal to the shareholders for vote, the matter is closed and no further action is required.

(11) If the Board of Directors determines by a vote of a majority of directors then serving (excluding the Respondent), that the matter of the Respondent’s qualifications and possible removal should be submitted to the shareholders for vote, the Board of Directors shall submit the proposed removal to the shareholders entitled to elect such director in accordance with ARTICLE SIX, Section 6 of the Articles of Incorporation. The ballot shall include a copy of the independent third-party’s report and the vote of each director on the issue of sending the matter to the shareholders for vote. The Board of Directors may include a majority and minority statement on the proposed removal, not to exceed 250 words each. The Respondent may provide a statement, not to exceed 250 words.

(12) If the ballot for the removal of the Respondent results in the affirmative vote of a majority of the votes cast by the class or series of Common Stock entitled to elect such director at a meeting of the Corporation’s shareholders called for that purpose, so long as at least one-third (1/3) of the voting power of the class or series of Common Stock entitled to vote in the election of such director, voting together as a single class, vote in favor of the removal, the ballot shall result in the removal of the Respondent who no longer holds office upon the certification of the ballot by the appointed election inspector pursuant to Section 13 of ARTICLE II. Otherwise, the director is not removed and the removal action as to qualifications is concluded. A director removal ballot that does not pass does not affect any other action taken by the Board of Directors.

If the ballot results in the removal of Respondent, the process of filling the vacancy detailed in Section 15 of this ARTICLE III shall apply.

Section 18. Limitation on Employment of Directors During and Following Term. During the period of time an individual serves on the Board of Directors, and for a period of five years thereafter (commencing from the date the individual no longer is serving on the Board of Directors, whether or not the former director completes the entire term), such individual shall not be employed by the Corporation in any capacity without the approval of the shareholders. In addition, during such period of time, such director, and any corporation, partnership, proprietorship, trust or other business entity in which such individual has an equity or beneficial interest of more than 5%, shall not in any way be employed or engaged by the Corporation, or contract with the Corporation, in any manner other than as a franchisee, without the approval of the shareholders. The approval of the shareholders required in this Section 18 shall be determined pursuant to Section 8 of ARTICLE II.

Section 19. Litigation Defense Costs and Fees. A director who is a plaintiff in a lawsuit, or who is providing funding for a lawsuit, in which the Corporation, the Board of Directors, a director, an officer, an employee, a subsidiary or an affiliate organization is a defendant, shall be responsible for reimbursing the Corporation for all reasonable costs of litigation, including, but not limited to, attorneys’ costs and fees and expert witness costs and fees, if the defendant Corporation, Board, director, officer, employee, subsidiary or affiliate organization is the prevailing party in such lawsuit.

ARTICLE IV

OFFICERS

Section 1. Number and Election. Subject to the authority of the President and Chief Executive Officer to appoint officers as set forth in Section 11 of this ARTICLE IV, the officers of the Corporation shall be elected by the Board of Directors and shall consist of a President and Chief Executive Officer, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Term of Office. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent of the Corporation may be removed with or without cause by the Board of Directors, a duly authorized committee thereof or by such officers as may be designated by a resolution of the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer appointed by the President and Chief Executive Officer in accordance with Section 10 of this ARTICLE IV may also be removed by the President and Chief Executive Officer in his or her sole discretion.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors or the President and Chief Executive Officer in accordance with Section 10 of this ARTICLE IV.

Section 5. Compensation. Compensation of all executive officers shall be approved by the Board of Directors or a duly authorized committee thereof.

Section 6. President and Chief Executive Officer. The President and Chief Executive Officer shall have the powers and perform the duties incident to that position. Subject to the powers of the Board of Directors and the Chairman of the Board, the President and Chief Executive Officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The President and Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect. The President and Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. The President and Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President and Chief Executive Officer shall be responsible for the hiring and discharging of all Vice Presidents and other employees. Prior to the discharge of a Vice President, the President and Chief Executive Officer shall notify the Board of Directors and allow discussion.

Section 7. Vice Presidents. The Vice President, or if there shall be more than one, the Vice Presidents, in the order determined by the President and Chief Executive Officer, shall, perform such duties and have such powers as the President and Chief Executive Officer or these Bylaws may, from time to time, prescribe. The Vice Presidents may also be designated as Executive Vice Presidents or Senior Vice Presidents, as the President and Chief Executive Officer may from time to time prescribe.

Section 8. The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the shareholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the Board of Directors’ supervision, the Secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or these Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Assistant Secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or Secretary may, from time to time, prescribe.

Section 9. The Chief Financial Officer and the Treasurer. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board, the Board of Directors or the President and Chief Executive Officer; shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of

Directors, at its regular meeting or when the Board of Directors so requires, an account of the financial condition and operations of the Corporation; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or these Bylaws may, from time to time, prescribe. The Treasurer, if any, shall in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer, subject to the power of the Board of Directors. The Treasurer, if any, shall perform such other duties and have such other powers as the Board of Directors may, from time to time, prescribe.

Section 10. Appointed Officers. In addition to officers designated by the Board of Directors in accordance with this ARTICLE IV, the President and Chief Executive Officer shall have the authority to appoint other officers below the level of Board-appointed Vice President as the President and Chief Executive Officer may from time to time deem expedient and may designate for such officers titles that appropriately reflect their positions and responsibilities. Such appointed officers shall have such powers and shall perform such duties as may be assigned to them by the President and Chief Executive Officer or the senior officer to whom they report, consistent with corporate policies. An appointed officer shall serve until the earlier of such officer’s resignation or such officer’s removal by the President and Chief Executive Officer or the Board of Directors at any time, either with or without cause.

Section 11. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 12. Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

Section 13. Delegation of Authority. The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

UNCERTIFICATED SHARES OF STOCK

Section 1. Form. The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of its stock shall be certificated shares. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. The certificates representing shares of stock of each class and series shall be signed by, or in the name of, the Corporation by two authorized officers of the Corporation including but not limited to the Chairman of the Board, the President and Chief Executive Officer, a Vice President, the Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue. Unless otherwise provided by applicable law, the Articles of Incorporation, these Bylaws or any other instrument, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 2. Transfers of Stock. Subject to the Articles of Incorporation, the stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the Chairman of the Board, the President and Chief Executive Officer, a Vice President, the Treasurer or the Secretary of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 3. Transfer Agents and Registrars. The Board of Directors may appoint a Transfer Agent to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation, or the Transfer Agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue.

Section 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue or direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of the lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5. Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required herein or by applicable law.

Section 6. Fixing a Record Date for Purposes Other Than Shareholder Meetings or Actions by Written Consent. In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action (other than shareholder meetings and shareholder written consents which are expressly governed by Sections 11 and 12 of ARTICLE II hereof), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Subject to and in accordance with applicable law and the Articles of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared and paid by the Board of Directors, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, subject to the provisions of applicable law and the Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose. The Board of Directors may modify or abolish any such reserves in the manner in which they were created.

Section 2. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 3. Contracts. In addition to the powers otherwise granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 4. Loans.

(a) Subject to compliance with applicable law (including Section 13(k) of the Exchange Act), the Corporation shall not lend money to, or guarantee any obligation of, or otherwise arrange for the extension of credit to any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, unless authorized to do so by the affirmative vote of a majority of the directors then in office. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

(b) No evidence of indebtedness shall be issued in the Corporation’s name, unless authorized by the affirmative vote of a majority of the directors then in office. Such authority may be general or confined to specific instances.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6. Annual Budget. At least 30 days prior to the beginning of each fiscal year, the Board of Directors shall have approved a final, detailed annual budget showing proposed receipts and expenditures for the upcoming fiscal year.

Section 7. Patronize Best Western Hotels. The Board shall adopt policies designed to maximize the business use of Best Western-branded Properties by shareholders, the Board of Directors, officers, employees and agents. The policy shall provide that a Best Western-branded Property or Properties should be patronized, subject to reasonable availability, anytime that the Corporation pays for motel or hotel rooms or services. Such policy may provide for exceptions, however, where Best Western-branded Properties are not reasonably available for the annual meeting, and for trade shows held at other facilities where it is beneficial for attendees to be staying on premises at such non-Best Western-branded facilities.

Section 8. Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Incorporated in Arizona.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this Section 8.

Section 9. Voting Securities Owned By Corporation. Voting securities in any other corporation or entity held by the Corporation shall be voted as determined by the Board of Directors, unless the Board of Directors specifically confers any such authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 10. Inspection of Books and Records. Subject to applicable law, the Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders; and no shareholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Arizona, unless and until authorized so to do by resolution of the Board of Directors.

Section 11. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws and subject to applicable law, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 12. Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 13. Inconsistent Provisions. In the event that any provision (or part thereof) of these Bylaws is or becomes inconsistent with any provision of the Articles of Incorporation, the Arizona Business Corporation Act or any other applicable law, the provision (or part thereof) of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 14. Time Periods. Unless otherwise provided by applicable law or expressly provided herein, in applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 15. Advisory Committees.

(a) The Board of Directors is authorized to create one or more Advisory Committees, with such name(s) and purpose(s) as the Board of Directors may deem appropriate from time to time. Any Advisory Committee may be dissolved by the Board of Directors upon written notice to the members of such Advisory Committee if the Board of Directors determines, in its discretion, that the purpose of such Advisory Committee has been fulfilled.

(b) Subject to any more specific charge(s) as may be established by the Board of Directors in connection with its creation of an Advisory Committee, the role of each Advisory Committee is to act as an advisory group to the Board of Directors and to enhance the Corporation’s ability to provide franchisee services. The role of the Advisory Committees is not to provide direction to or supervision of the Corporation’s staff. Any direction of the Corporation’s staff in relation to Advisory Committee functions may be undertaken by the Board of Directors upon recommendation of the Advisory Committee. Advisory Committee members will follow the Corporation’s governance policies.

(c) Each District shall be represented by the same number of franchisees on each Advisory Committee. Each director shall annually appoint Advisory Committee members whose Best Western-branded Property is within the director’s District. Advisory Committee members are not required to be shareholders of the Corporation. These appointments shall be subject to ratification by the Board of Directors. At any time, the appointment or ratification of an Advisory Committee member may be rescinded, with the vacancy filled by the director, subject to ratification by the Board of Directors. Advisory Committee members shall be eligible to serve a maximum of six consecutive years, at which time they must leave the Advisory Committee for a minimum of three years before being eligible for reappointment to that Advisory Committee. Advisory Committee members may serve beyond six years until the expiration of the current term of the appointing director. No shareholder may serve simultaneously on more than one Advisory Committee.

(d) At the beginning of each fiscal year, the Board of Directors, with the recommendations of the Advisory Committees, shall establish an anticipated program of work for each Advisory Committee. The Board of Directors shall determine the amount of funds necessary for each Advisory Committee to complete its assigned tasks in a comprehensive and reasonable manner. Such budget shall provide funding sufficient for a minimum of two meetings per year, which all Advisory Committee members may attend in person.

(e) The Board of Directors shall ensure that each Advisory Committee is provided with timely, comprehensive and pertinent information reasonably necessary to carry out well-informed deliberations. Advisory Committee action will take the form of recommendations reported to the Board of Directors no later than the second regular Board of Directors meeting following each Advisory Committee meeting. In addition, the chairperson of the Advisory Committee and the appropriate member of staff are responsible for accurately reporting the Advisory Committee findings to the Board of Directors, and to be available in person or via telephone to discuss and answer any questions the Board of Directors may have regarding the Advisory Committee recommendations.

(f) The recommendations and actions of any Advisory Committee shall not be binding on the Board of Directors or the Corporation and shall not constitute an act of the Corporation.

Section 16. Conflict of Interest. No employee of the Corporation shall directly or indirectly, as a proprietor, partner, shareholder, employee, lender or in any other capacity, acquire or retain any interest in a Best Western-branded Property.

Section 17. District Meetings. The Board of Directors may call individual meetings of shareholders and franchisees operating Best Western-branded Properties within a given District (a “District Meeting”) or combined District Meetings at such times and places as it may determine.

Section 18. Annual Convention. An annual convention of the franchisees operating Best Western-branded Properties (the “Annual Convention”) shall be held on a date designated by the Board of Directors during the period from September 15th through November 15th of each year. Such meeting shall be held at the location designated by the Board of Directors. The purposes of the Annual Convention shall be to present to the franchisees operating Best Western-branded Properties information regarding industry developments and other matters of interest to such franchisees, and to hold a forum for such franchisees to raise, for discussion only, any relevant questions about the Corporation’s operations. The Annual Convention shall be held separately from the annual meeting of the shareholders held pursuant to Section 2 of ARTICLE II.

Section 19. Governors Program. The Board of Directors shall adopt a Governors Program providing for the annual appointment of regional governors to act as liaisons between the Board of Directors and the franchisees operating Best Western-branded Properties within a given District.

Section 20. Limitation on Certain Appointees.

(a) No employee or relative of a member of the Board of Directors may be appointed as a regional governor or to an Advisory Committee. For purposes of this Section 20, (i) an employee is a person who receives compensation from and whose work is controlled or directed by a member of the Board of Directors or an entity in which a member of the Board of Directors has an ownership interest; and (ii) a relative is a parent, spouse, brother, sister, child, stepchild, grandparent, grandchild, uncle, aunt, nephew, niece, or first cousin (all through blood or marriage) of a member of the Board of Directors.

(b) No business partner of a member of the Board of Directors may be appointed as a regional governor or to an Advisory Committee unless the appointee is a current shareholder and has an ownership interest of at least 10% of a franchisee. For purposes of this Section 20, a business partner is defined as an individual with whom a member of the Board of Directors directly shares business interests (e.g., revenue, losses, and/or liability).

(c) A former director of the Corporation who resigned after a Board of Directors finding that there was reasonable cause to believe the former director violated the Corporation’s ethics policies, or a former director who was removed by the Board of Directors for violating the Corporation’s ethics policies, is not eligible to be appointed as a regional governor or to an Advisory Committee.

ARTICLE VII

INDEMNIFICATION

Section 1. Right to Indemnification and Advancement. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (i) is or was a director or officer of the Corporation; (ii) while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; (iii) is or was serving as a member of an Advisory Committee; or (iv) is or was serving as a regional governor (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Arizona Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, member of an Advisory Committee, regional governor, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify and advance expenses to any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board of Directors. The rights to indemnification and advance of expenses conferred in this Section 1 shall be contract rights. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent authorized by the Arizona Business Corporation Act, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the Arizona Business Corporation Act requires, an advance of expenses shall be made only upon delivery to the Corporation by or on behalf of such indemnitee of (i) a written affirmation of the indemnitee’s good faith belief that the indemnitee met the standard of conduct set forth in Section 10-851 of the Arizona Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated under a provision of the Corporation’s Articles of Incorporation pursuant to Section 10-202(B)(1) of the Arizona Business Corporation Act, and (ii) a written undertaking (an “undertaking”), executed personally or on the indemnitee’s behalf, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise. The Corporation may also, by action of the Board of Directors, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this ARTICLE VII shall be deemed to refer exclusively to the Chairman of the Board of Directors, the President and Chief Executive Officer, Secretary and Treasurer of the Corporation appointed pursuant to ARTICLE IV, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to ARTICLE IV, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the articles of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this ARTICLE VII.

Section 2. Procedure for Indemnification. Any claim for indemnification or advance of expenses by an indemnitee under this Section 2 shall be made promptly, and in any event within 45 days (or, in the case of an advance of expenses, 20 days, provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 45 days (or, in the case of an advance of expenses, 20 days, provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), the right to indemnification or advances as granted by this ARTICLE VII shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this ARTICLE VII, if any, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which make it permissible under the Arizona Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Arizona Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, member of an Advisory Committee, regional governor, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Arizona Business Corporation Act.

Section 4. Service for Subsidiaries. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this ARTICLE VII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 5. Reliance. Persons who after the date of the adoption of this provision become or remain indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this ARTICLE VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6. Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Articles of Incorporation or under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE VII is in effect. Any repeal or modification of this ARTICLE VII or repeal or modification of relevant provisions of the Arizona Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7. Merger or Consolidation. For purposes of this ARTICLE VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8. Savings Clause. To the fullest extent permitted by law, if this ARTICLE VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of this ARTICLE VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification and advancement of expenses is available to such person pursuant to this ARTICLE VII to the fullest extent permitted by any applicable portion of this ARTICLE VII that shall not have been invalidated.

ARTICLE VIII

AMENDMENTS

Section 1. General. These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted in accordance with the provisions of this ARTICLE VIII.

Section 2. Board Proposal and Recommendation. The Board of Directors may propose one or more amendments to these Bylaws for submission to the Corporation’s shareholders. The Board of Directors shall recommend the amendment(s) to the Corporation’s shareholders unless the Board of Directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for that determination to the shareholders with the amendment(s). The Board of Directors may condition its submission of the proposed amendment(s) on any basis.

Section 3. Shareholder Approval. Unless the Articles of Incorporation, the Arizona Business Corporation Act, other applicable law or the Board of Directors acting pursuant to Section 2 of this ARTICLE VIII requires a greater vote, or a vote by voting groups, any amendment(s) to these Bylaws proposed by (a) the shareholders pursuant to Section 10(a)(iii) of ARTICLE II or (b) the Board of Directors pursuant to Section 2 of this ARTICLE VIII, shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.